                                                                    EXHIBIT 12.1

                                 TERADYNE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                       --------------------------------------------------------   ------------------
                                                                            YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED
                                                       --------------------------------------------------------   ------------------
                                                         1996        1997        1998        1999        2000     SEPTEMBER 30, 2001
                                                       --------    --------    --------    --------    --------   ------------------
Income before income taxes and cumulative
effect of change in accounting principle               $139,663    $193,345    $145,882    $273,849    $739,648        $(144,558)
                                                       ========    ========    ========    ========    ========        =========


Fixed charges:
  Interest expense                                        2,427       2,245       1,566       1,656       1,841

Rentals:
  Buildings, office equipment and other                   4,867       5,033       5,900       6,267       7,100
                                                       --------    --------    --------    --------    --------        ---------

Total fixed charges                                    $  7,294    $  7,278    $  7,466    $  7,923    $  8,941        $      --
                                                       ========    ========    ========    ========    ========        =========

Income before income taxes and cumulative effect of
change in accounting principle plus fixed charges      $146,957    $200,623    $153,348    $281,772    $748,589        $(144,558)
                                                       ========    ========    ========    ========    ========        =========

Ratio of earnings to fixed charges (A)                     20.1        27.6        20.5        35.6        83.7              (B)
                                                       ========    ========    ========    ========    ========        =========

(A) The ratio of earnings to fixed charges is calculated by dividing (a) earnings before income taxes and cumulative effect of change in accounting principle adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense under operating leases the Company deems a reasonable approximation of the interest factor.

(B) Due to the Company's loss for the nine months ended September 30, 2001, the ratio coverage was less than 1:1. Income before income taxes and cumulative effect of change in accounting principle was insufficient to cover fixed charges by $144.6 million.